Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of these amendments to the Registration Statement on Form SB-2 of our report dated March 28, 2007, relating to the financial statements of American DG Energy, Inc. as of and for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Vitale, Caturano & Co., Ltd.
Boston, Massachusetts
June 27, 2007